SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2016
NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue
New York, New York 10016
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 16, 2016, the Board of Directors (the “Board”) of New York Mortgage Trust, Inc. (the “Company”), on the recommendation of the Nominating and Corporate Governance Committee of the Board, unanimously approved the appointments of Michael Clement and Kevin M. Donlon as directors of the Company, effective as of June 16, 2016, to serve until the 2017 annual meeting of stockholders (the “2017 Annual Meeting”). Mr. Clement will also serve as a member of each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board. Concurrent with the appointments of Messrs. Clement and Donlon and in accordance with Article III, Section 2 of the Company’s bylaws, the Board also approved a resolution increasing the size of the Board to six directors.

Mr. Donlon, 48, was named President of the Company on May 16, 2016 in connection with the Company’s acquisition of RiverBanc LLC, an investment management firm and registered investment adviser under the Investment Advisers Act of 1940 that was founded by Mr. Donlon in 2010 and has sourced and managed over $400 million of direct and indirect investments in multifamily apartment properties. The information included under the caption “Appointment of Kevin Donlon as President” in Item 5.02 of the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 16, 2016 is incorporated by reference herein.

Mr. Clement, 59, has been a professor in the Department of Accounting at the University of Texas at Austin since 2011 and has held associate professor and assistant professor positions in the Department of Accounting of the University of Texas at Austin since 1997. Mr. Clement was the Vice President of Global Investment Research for Goldman Sachs & Co. from 2002 until 2004. Mr. Clement was the Vice President of Capital Planning and Analysis from 1988-1991 and a Manager of the Audit Division from 1982-1986 at Citicorp. Prior to his employment at Citicorp, Mr. Clement was a Senior Assistant Accountant at Deloitte Haskins & Sells. Mr. Clement holds a B.B.A. in Accounting from Baruch College, an M.B.A. in Finance from the University of Chicago and a Ph.D. in Accounting from Stanford University.

The Board has determined that Mr. Clement qualifies as independent in accordance with the listing requirements of the Nasdaq Stock Market LLC (“Nasdaq”) and the Company’s Corporate Governance Guidelines and is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K.

For his services as an independent director, Mr. Clement will receive the same fees and compensation as other independent directors for similar services. A description of the fees and compensation paid to independent directors of the Company is set forth under the section entitled “Compensation of Directors” in the Company’s 2016 proxy statement filed on March 31, 2016, which section is incorporated by reference herein. As of the date of this Current Report on Form 8-K, the Company’s 2016 compensation structure for directors remains unchanged from the compensation structure for independent directors that was utilized in 2015. Mr. Donlon only receives compensation for his services as our President and will receive no additional compensation for his service as a director.

There were no arrangements or understandings pursuant to which either Mr. Clement or Mr. Donlon was elected as a director, and there are no related party transactions between the Company and Mr. Clement reportable under Item 404(a) of Regulation S-K.

Item 7.01.    Regulation FD Disclosure.

On June 16, 2016, the Company issued a press release (the “Board Press Release”) announcing the appointments of Messrs. Clement and Donlon to the Board. A copy of the Board Press Release is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

Item 8.01.    Other Events.

On June 16, 2016, the Company issued a press release (the “Dividend Press Release”) announcing that the Board declared a regular quarterly cash dividend on its common stock for the quarter ending June 30, 2016. The Company also announced in the Dividend Press Release that the Board declared a cash dividend on its 7.75% Series B Cumulative Redeemable Preferred Stock for the quarterly period that began on April 15, 2016 and ends on July 14, 2016 and that the Board declared a cash dividend on its 7.875% Series C Cumulative Redeemable Preferred Stock for the quarterly period that began on April 15, 2016 and ends on July 14, 2016.

A copy of the Dividend Press Release is filed with this Current Report on Form 8-K as Exhibit 99.2 and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits. The following exhibit is being furnished herewith:

99.1	Board Press Release dated June 16, 2016.
99.2	Dividend Press Release dated June 16, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC.
(Registrant)

Date: June 16, 2016	By:	/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer and President